UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2014

GenCorp Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Aerojet Road, Rancho Cordova, California		95742
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (916) 355-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2014, the Organization & Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of GenCorp Inc. (the “Company” or “GenCorp”) approved the following:  (i) cash incentive awards to its named executive officers and other key employees for fiscal 2013; (ii) the fiscal 2014 base salaries for the Company’s named executive officers to be effective April 1, 2014; (iii) achievement of the performance objectives of the Company’s 2011 Long-Term Incentive Program (the “2011 LTIP”) for eligible employees of the Company including certain of the named executive officers; and (iv) fiscal 2014 annual cash incentive plan metrics and plan design.

The table below summarizes the fiscal 2013 incentive awards and fiscal 2014 base salaries, effective April 1, 2014, for the Company’s named executive officers.

Named Executive Officer	Title	Fiscal 2013 Incentive Award	Fiscal 2014 Annual Base Salary	Fiscal 2014 Short Term Incentive Compensation Target Percentage
Scott J. Seymour	President and Chief Executive Officer	$1,082,194	$725,000	125%
Kathleen E. Redd	Vice President, Chief Financial Officer and Assistant Secretary	$259,259	$404,519	60%
Christopher C. Cambria	Vice President, General Counsel and Secretary	$217,548	$337,903	50%
Warren M. Boley	President, Aerojet Rocketdyne	$302,493	$410,522	70%
John D. Schumacher	Vice President, Business Relations	$104,950	$312,750	55%
Richard W. Bregard	Vice President and Deputy to the President of Aerojet Rocketdyne	$110,284

The annual cash incentive program is intended to provide a competitive level of compensation when specific individual and/or business performance objectives are achieved. The fiscal 2013 incentive awards were based on an assessment of actual performance against pre-established Company and business segment performance objectives specified in the Company’s fiscal 2013 annual cash incentive plan. The performance objectives as outlined in the fiscal 2013 annual cash incentive plan included contract profit, cash flow, awards, non-financial metrics, and personal factors as defined therein, each of which were weighted differently.

The 2011 LTIP Performance-Based Grants for Mr. Seymour and Ms. Redd vested at 125% based on an assessment of actual performance against pre-established fiscal 2013 economic value added targets.  As a result, 65,621 and 22,449, respectively, of Mr. Seymour’s, and Ms. Redd’s options to purchase common stock of the Company, par value $0.10 per share (the “Common Stock”) at an exercise price of $6.01 per share, vested, plus the vesting of stock options over 100% (16,405 and 5,612 fully vested stock options for Mr. Seymour and Ms. Redd, respectively) were granted on February 5, 2014 at an exercise price of $16.59 per share, pursuant to and in accordance with the terms of their 2011 LTIP Performance Stock Option Grants. Additionally, as a result of the vesting, 115,907 and 39,653 shares of Common Stock for Mr. Seymour and Ms. Redd, respectively, vested.  In addition, Mr. Seymour and Ms. Redd received a grant of 10,462 and 3,578 shares, respectively, of the Company’s common stock to compensate them for the increase in the exercise price per share for options granted on February 5, 2014 over the exercise price per share under the 2011 LTIP Performance Stock Option Grants dated March 30, 2011. Mr. Boley received a grant of restricted stock under the 2011 LTIP which were vested at 115.18% based on an assessment of actual performance against pre-established fiscal 2013 revenue growth, pre-tax earnings and capital turnover ratio metrics.  As a result, 9,214 shares of Common Stock for Mr. Boley vested. Messrs. Cambria and Schumacher were not participants in the 2011 LTIP grants.

The performance objectives for the fiscal 2014 incentive targets are contract profit, cash flow, awards, and personal factors, as defined therein, each of which is weighted differently. The Compensation Committee has discretion to adjust these payments. With input from the Company, incentives are paid based upon the Compensation Committee’s assessment of both individual and Company-wide actual performance against these established performance objectives.  For 2014, the Compensation Committee approved changes to the annual incentive award plan design to eliminate the non-financial metrics component and to create a broader payout range that shifts the emphasis to payouts for superior performance.  The potential payouts range from 0% to 187.50% of an individual’s target incentive.  Target incentives represent a percentage of an eligible participant’s base salary.

In order to strengthen the alignment between the interests of shareholders and the interests of executives of the Company, the Compensation Committee approved revised share ownership guidelines that apply to the Company’s executive officers.  Under these guidelines, each executive officer is expected to have equity in the company equal in aggregate market value to a designated multiple of such officer’s annual salary.  The revised guidelines are as follows:  President and Chief Executive Officer – six times base salary, Vice President, Chief Financial Officer and Assistant Secretary and Vice President, General Counsel and Secretary – three times base salary, and President, Aerojet Rocketdyne – four times base salary

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 7, 2014	GENCORP INC.

	By:	/s/ Kathleen E. Redd
		Name:	Kathleen E. Redd
		Title:	Vice President, Chief Financial Officer and Assistant Secretary